INTEREST RATE SENSITIVITY ANALYSIS
                           AS OF MARCH 31, 1995
                               (UNAUDITED)
                           AMOUNTS IN THOUSANDS

                     The following table sets forth the amounts of interest-earning assets and interest-bearing outstanding at March 31, 1995 which are anticipated by the Bank, based upon certain assumptions, to price or mature in each of the future time periods shown.

                                            ONE TO     GREATER
                           DAILY      TOTAL TO    TOTAL TO       FIVE       THAN FIVE
                         FLOATING      90 DAYS    ONE YEAR       YEARS        YEARS        TOTAL
LOANS - FIXED RATE                       3,298      $9,207      $21,722      $16,531      $47,460
      - VARIABLE RAT                    65,899     125,863        7,975            0      133,838
INVESTMENTS                 2,600       12,212      32,981       42,614       19,500       95,095
FEDERAL FUNDS SOLD              0            0           0                                      0
INTEREST RATE SWAP                           0           0       10,000                    10,000
TOTAL EARNING ASSETS        2,600       81,409     168,051       82,311       36,031      286,393


DEPOSITS                                72,540     104,917       26,214       91,313      222,444
REPURCHASE AGREEMENTS                   25,044      25,044                                 25,044
BORROWINGS                              18,000      22,000                                 22,000
INTEREST RATE SWAP                      10,000      10,000                                 10,000
TOTAL SOURCES                   0      125,584     161,961       26,214       91,313      279,488

NET GAP POSITION            2,600     (44,175)       6,090       56,097     (55,282)        6,905
CUMULATIVE GAP             $2,600    ($44,175)      $6,090      $62,187       $6,905       $6,905

RATE SENSITIVE ASSETS /
   RATE SENSITIVE
   LIABILITIES               0.00%       64.82%     103.76%      314.00%       39.46%      102.47%